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                                                                       EX-99.BJ

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (the Registration Statement) of our report dated February 2, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of Vanguard Growth and Income Fund, which are incorpo-rated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Indepen-dent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers, LLP
Philadelphia, PA

March 26, 1999